Audiovox Corporation (ticker: VOXX, exchange: NASDAQ) News Release - 2/19/2004

Audiovox Signs Non-Binding Memorandum of Understanding

HAUPPAUGE, N.Y., Feb. 19 /PRNewswire-FirstCall/ -- Audiovox Corporation (Nasdaq:
VOXX) announced today that it has signed a non-binding letter of intent to sell a controlling interest in the Company's wireless subsidiary, Audiovox Communications Corp. (ACC) to Curitel Communications Inc., (or one of its affiliates or subsidiaries) a leading mobile phone manufacturer in South Korea (Curitel). Currently, Audiovox owns 75% of ACC and Toshiba Corporation owns the remaining interest.

The transaction is subject to a number of contingencies, including satisfactory completion of due diligence, negotiation and signing of definitive agreements and requisite approvals. The terms of the transaction were not disclosed. The Company must also consider all proposals submitted and there can be no assurances that this, or any other transaction, will be completed or as to any terms that may be negotiated. The Company also announced that ACC has retained the services of Jefferies & Company, Inc. to assist in this matter.

Philip Christopher, President and CEO of ACC said, "We welcome this interest shown in our company and its management and recognize that partnership with a strong manufacturer, such as Curitel, a major supplier of handsets to ACC, will permit expansion of our product line and render us very competitive."

About Audiovox

Audiovox Corporation is an international leading company in consumer electronics and communications. The Company conducts its business through subsidiaries and markets its products both domestically and internationally under its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to several customers. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statement. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from our ability to keep pace with technological advances; significant competition in the wireless, mobile and consumer electronics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal fourth quarter and year ended November 30, 2002 and its Form 10-Q for the three months ended August 31, 2003.

Company Contact:
C. Michael Stoehr, SVP/CFO
Audiovox Corporation
(631) 231-7750

Public and Investor Relations Contact:
Glenn Wiener
GW Communications(212) 786-6011 or gwiener@GWCco.com

SOURCE Audiovox Corporation02/19/2004

CONTACT: C. Michael Stoehr, SVP/CFO of Audiovox Corporation, +1-631-231-7750; or Glenn Wiener of GW Communications, +1-212-786-6011, gwiener@GWCco.com, for Audiovox

Web site: http://www.audiovox.com
(VOXX)





                                                   Exhibit 99.1